Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 16, 2020, with respect to the December 31, 2019 consolidated financial statements of Oscar Health, Inc. contained in the Registration Statement and Prospectus on Form S-1 (Registration No. 333-252809) filed on March 2, 2021, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Hartford, Connecticut

March 3, 2021